EXHIBIT 99.1

ProPhase Labs Reports Financial Results

for the Three Months and Six Months Ended June 30, 2016;

Exploring Strategic Alternatives to Enhance Shareholder Value

DOYLESTOWN, Pennsylvania – August 9, 2016. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its net sales were $2.8 million for the three months ended June 30, 2016 as compared to net sales of $2.2 million for the three months ended June 30, 2015. The Company incurred a net loss for the three months ended June 30, 2016, of $1.1 million, or ($0.06) per share, compared to a net loss of $1.6 million, or ($0.10) per share, for the three months ended June 30, 2015.

The Company’s sales are derived principally from its over-the-counter (“OTC”) health care and cold remedy products. As a consequence, a significant portion of our business is highly seasonal, which may cause significant variations in operating results from quarter to quarter. The category of cough and cold product sales, including our Cold-EEZE® sales, are highly correlated to the incidence of upper respiratory illness. The three months ended June 30 is historically our lowest sales period due to the seasonality of our business and the incidence of upper respiratory ailments in that period.

Results for the second quarter of 2016 compared to the second quarter of 2015 principally reflect the net effect of (i) an increase in net sales of $656,000 principally due to an increase in contract manufacturing net sales of $630,000, which carry lower gross margins, (ii) a decrease of $329,000 in administration costs due principally to a decrease in legal and professional costs relating to litigation matters, (iii) a decrease in research and development expenditures of $103,000, offset by (iv) an increase in sales and marketing expenses of $59,000 and (v) an increase in interest expense of $53,000.

The Company generated net sales for the six months ended June 30, 2016 of $8.2 million, as compared to $8.1 million for the six months ended June 30, 2015. The Company incurred a net loss for the six months ended June 30, 2016 of $2.5 million, or ($0.14) per share, compared to a net loss of $2.9 million, or ($0.18) per share, for the six months ended June 30, 2015.

Results for the six months ended June 30, 2016 as compared to the six months ended June 30, 2015 principally reflect the net effect of (i) an increase in net sales of $166,000 principally due to an increase of $1.1 million in our contract manufacturing operations from non-related third party entities to produce lozenge-based products, which carry lower gross margins, and (ii) an increase in interest expense of $104,000, offset by (ii) a decrease in sales and marketing expense of $155,000, (iii) a decrease in administration costs of $811,000 relating to decrease in legal and professional costs relating to litigation matters and (iv) a decrease in research and development expenditures of $225,000.

The decrease in net sales of OTC health care and cold remedy products for the six months ended June 30, 2016 as compared to the six months ended June 30, 2015 was due to the timing of customer purchases, product mix shipped from period to period and lower consumer demand as a consequence of several factors including the decreased incidence and severity of upper respiratory illnesses, principally from January through March 2016 as compared to the prior year January through March 2015. According to IMS Health (a healthcare industry information provider), key industry statistics reveal that the incidence of upper respiratory illness across the country declined approximately 11% for the period January through March 2016 as compared to the prior year January through March 2015. The category of cough and cold product sales, including our Cold-EEZE® sales, are highly correlated to the incidence of upper respiratory illness.

As previously announced, the Company will host a shareholder conference call on Wednesday, August 10, 2016 at 10:00 am to review our second quarter financial results.

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Ted Karkus, the CEO of the Company, stated, “Our product development efforts have been largely focused on successfully leveraging the Cold-EEZE® brand. As the 2016-2017 cold season[1] nears, the Cold-EEZE® brand is well positioned for growth driven by a number of important factors including: (i) the introduction of a new gummi form to shorten your cold and relieve symptoms———— Cold-EEZE® Gummies Multi-Symptom Relief for Cold and Flu (shipments began in July 2016), which has received strong and broad retail acceptance and distribution, (ii) a net improvement in the depth and breadth of retail distribution, including net additions of SKUs, new retailers and new channels of distribution, (iii) a significant packaging refresh improving consumer communication, (iv) improved shelf positioning at certain retail outlets, (v) critical merchandising programs with key retail accounts and (vi) the completion of the transition of Cold-EEZE® lozenges to non-GMO ingredients.”

Mr. Karkus continued, “In order to offset the seasonality of our current revenues and our dependence on the severity of the cold season, we have developed a new product line of over the counter dietary supplements, branded as “TK Supplements®”. Our lead product is Legendz XLTM, a men’s dietary supplement in the male enhancement category (www.LegendzXL.com). We recently completed a broad series of clinical studies which support important product claims. Through media and digital testing, we have optimized the wording of these claims which have now been incorporated in our product packaging and marketing communication. Our next goal is to introduce Legendz XLTM in retail stores, leveraging our existing infrastructure and retail distribution platform. If we are successful in achieving retail distribution (which is typically a 9-12 month process), we will then ramp up the media spend for our Direct Response TV spots to support this retail launch with the added benefit that it would also generate additional direct to consumer sales. As with any new product launch, we anticipate losses from the TK Supplements® initiatives as we optimize our strategy. We also have developed additional dietary supplements for future introduction at the appropriate time.”

Mr. Karkus also announced, “In addition to the financial results reported herein, management is initiating a process to explore and evaluate a wide range of strategic initiatives and alternatives to further enhance shareholder value. These include the possible sale of core assets of the Company as well as explore a range of potential acquisitions. The Company is working with Bourne Partners, a boutique investment bank focused on the consumer health and pharmaceutical industries, to assist in the strategic review. This process has been approved by the Board of Directors. There can be no assurance that this review process will result in any transactions or other strategic alternatives of any kind. The Company does not intend to disclose developments or provide updates on the progress or status of this process unless it deems further disclosure is appropriate or required.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® cold remedy brand as well as other cold and flu relief products. Cold-EEZE® cold remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® cold remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® cold remedy lozenges and fulfill other contract manufacturing opportunities. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the launch of our new line of TK Supplements®, and our new product Legendz XLTM. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0

1 Generally, a cold season is defined as the period of September to March when the incidence of the common cold rises as a consequence of the change in weather and other factors.

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PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Net sales	$2,847	$2,191	$8,217	$8,051

Cost of sales	1,721	1,184	4,152	3,382

Gross profit	1,126	1,007	4,065	4,669

Operating expenses:
Sales and marketing	769	710	3,367	3,522
Administration	1,262	1,591	2,801	3,612
Research and development	169	272	255	480
	2,200	2,573	6,423	7,614

Loss from operations	(1,074)	(1,566)	(2,358)	(2,945)

Interest expense, net	(53)	-	(105)	(1)

Loss before income tax	(1,127)	(1,566)	(2,463)	(2,946)

Income tax	-	-	-	-

Net loss	$(1,127)	$(1,566)	$(2,463)	$(2,946)

Basic and diluted loss per share: Net loss	$(0.06)	$(0.10)	$(0.14)	$(0.18)

Weighted average common shares outstanding: Basic and diluted	17,081	16,020	17,081	15,956

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PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2016	December 31, 2015

Cash and cash equivalents	$1,149	$1,664
Accounts receivable	$1,801	$4,000
Inventory	$4,349	$4,331
Total current assets	$8,480	$11,879
Total assets	$11,544	$14,829

Total current liabilities	$5,177	$4,534
Other long term obligations	$-	$1,466
Total stockholders' equity	$6,367	$8,829

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